EXHIBIT 3.74
ARTICLES OF ORGANIZATION
Form 400 Revised October 1, 2002
Filing fee: $50.00
Deliver to: Colorado Secretary of State
Business Division,
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Copies of filed documents may be obtained at www.sos.state.co.us
Pursuant to § 7-80-203 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Organization are delivered to the Colorado Secretary of State for filing.
1.	The name of the limited liability company is: Courtesy Ford Broadway, LLC The name of a limited liability company must contain the term “limited liability company”, “ltd. liability company”, “limited liability co.”, or “ltd. liability co.” or the abbreviation “LLC” or “L.L.C.” §7-90-601(3)[, C.R.S.

2.	If known, The principal place of business of the limited liability company is: 4808 South Broadway, Englewood, Colorado 80110

3.	The name, and the business address of the registered agent for service of process on the limited liability company are: Name: The Corporation Company; Business Address (must be a street or other physical address in Colorado): 1675 Broadway, Suite 1200, Denver, CO 80202. If mail is undeliverable to this address, ALSO include a post office box address:

4.	a. If the management of the limited liability company is vested in managers, mark the box
☐ “The management of the limited liability company is vested in managers rather than member.” The name(s) and business address(es) of the initial manager(s) is(are):
Names(s): AN/CF Acquisition Corp. Business Address(es): 8252 S. Broadway, Littleton, CO 80122
or
☐ b. If management of the limited liability company is not vested in managers rather than members.
The name(s) and business address(es) of the initial manager(s) is(are): Names(s): . Business Address(es):

5.	The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the

Secretary of State may deliver notice if filing of this document is refused, are: Michael G. McKinnon, 5984 So. Prince St., Ste. 103, Littleton, Colorado 80120

Causing a document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed or the act and deed of the entity on whose behalf the individual is causing the document to be delivered for filing and that the facts stated in the document are true.